UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  15)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 405,732
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            405,732
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 405,732 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.6%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 14, except as indicated below:

Item 4        Ownership (at December 31, 1994):

                   (a)  Amount Beneficially Owned:

                        405,732 shares*

                   (b)  Percent of class:  8.6%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                405,732
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 405,732
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 54,000 shares). Does not include shares held by the husband of Mrs. Bodeen (74,625 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 423,674 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1995               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 15
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 14

*******************************************************************************
                             Begin Amendment No. 14
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  14)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 403,841
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            403,841
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 403,841 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.59%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 13, except as indicated below:

Item 4        Ownership (at December 31, 1993):

                   (a)  Amount Beneficially Owned:

                        403,841 shares*

                   (b)  Percent of class:  8.59%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                403,841
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 403,841
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 54,000 shares). Does not include shares held by the husband of Mrs. Bodeen (72,500 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 432,074 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 28, 1994               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 14
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 13

*******************************************************************************
                             Begin Amendment No. 13
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  13)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 402,041
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            402,041
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 402,041 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.57%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 12, except as indicated below:

Item 4        Ownership (at December 31, 1991):

                   (a)  Amount Beneficially Owned:

                        402,041 shares*

                   (b)  Percent of class:  8.57%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                402,041
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 402,041
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 54,000 shares). Does not include shares held by the husband of Mrs. Bodeen (72,500 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 432,074 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 1993               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 13
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 12

*******************************************************************************
                             Begin Amendment No. 12
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  12)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 400,241
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            400,241
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 400,241 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.55%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 11, except as indicated below:

Item 4        Ownership (at December 31, 1991):

                   (a)  Amount Beneficially Owned:

                        400,241 shares*

                   (b)  Percent of class:  8.55%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                400,241
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 400,241
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 54,000 shares). Does not include shares held by the husband of Mrs. Bodeen (75,700 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 432,074 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1992               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 12
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 11

*******************************************************************************
                             Begin Amendment No. 11
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  11)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 452,641
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            452,641
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 452,641 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.7%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 10, except as indicated below:

Item 4        Ownership (at December 31, 1990):

                   (a)  Amount Beneficially Owned:

                        452,641 shares*

                   (b)  Percent of class:  9.7%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                452,641
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 452,641
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 108,000 shares). Does not include shares held by the husband of Mrs. Bodeen (75,700 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 446,074 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1991               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 11
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 10

*******************************************************************************
                             Begin Amendment No. 10
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  10)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 450,941
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            450,941
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 450,941 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.5%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 9, dated February 22, 1989, except as indicated below:

Item 4        Ownership (at December 31, 1989):

                   (a)  Amount Beneficially Owned:

                        450,941 shares*

                   (b)  Percent of class:  9.5%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                450,941
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 450,941
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 108,000 shares). Does not include shares held by the husband of Mrs. Bodeen (65,400 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 449,455 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1990               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 10
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 9

*******************************************************************************
                             Begin Amendment No. 9
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  9)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 446,371
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            446,371
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 446,371 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.5%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 8, dated January 11, 1988, except as indicated below:

Item 4        Ownership (at December 31, 1988):

                   (a)  Amount Beneficially Owned:

                        446,371 shares*

                   (b)  Percent of class:  9.5%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                446,371*
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 446,371*
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 108,000 shares). Does not include shares held by the husband of Mrs. Bodeen (66,200 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 456,596 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 22, 1989                /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 9
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 8

*******************************************************************************
                             Begin Amendment No. 8
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  8)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 499,081
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            499,081
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 499,081 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  10.6%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 7, dated February 12, 1987, except as indicated below:

Item 4        Ownership (at December 31, 1987):

                   (a)  Amount Beneficially Owned:

                        499,081 shares*

                   (b)  Percent of class:  10.6%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                499,081*
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 499,081*
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 162,000 shares). Does not include shares held by the husband of Mrs. Bodeen (64,900 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 464,149 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 11, 1988               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 8
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 7

*******************************************************************************
                             Begin Amendment No. 7
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  7)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 483,109
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            483,109
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 483,109 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.5%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 6, dated January 26, 1986, except as indicated below:

Item 4        Ownership (at December 31, 1986):

                   (a)  Amount Beneficially Owned:

                        483,109*

                   (b)  Percent of class:  8.5%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                483,109*
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 483,109*
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 162,000 shares). Does not include shares held by the husband of Mrs. Bodeen (62,600 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 472,153 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1987               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 7
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 6

*******************************************************************************
                             Begin Amendment No. 6
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  6)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 478,285
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            478,285
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 478,285 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  9.1%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 5, dated February 12, 1985, except as indicated below:

Item 4        Ownership (at December 31, 1985):

                   (a)  Amount Beneficially Owned:

                        478,285*

                   (b)  Percent of class:  9.1%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                478,285*
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 478,285*
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 162,000 shares). Does not include shares held by the husband of Mrs. Bodeen (62,300 shares), by her children individually (an aggregate of 16,100 shares), or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 477,740 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 24, 1986               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 6
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 5

*******************************************************************************
                             Begin Amendment No. 5
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  5)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 468,975
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            468,975
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 468,975 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.9%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 4, dated February 10, 1985, except as indicated below:

Item 4        Ownership (at December 31, 1985):

                   (a)  Amount Beneficially Owned:

                        468,975*

                   (b)  Percent of class:  8.9%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                468,975*
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 468,975*
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 162,000 shares). Does not include shares held by the husband of Mrs. Bodeen (61,000 shares), by her children individually (an aggregate of 79,125 shares) or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 482,360 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1985               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 5
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 4

*******************************************************************************
                             Begin Amendment No. 4
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  4)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 464,675
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            464,675
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 464,675 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  5.7%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 3, dated February 26, 1982, except as indicated below:

Item 4        Ownership (at December 31, 1983):

                   (a)  Amount Beneficially Owned:

                        302,675*

                   (b)  Percent of class:  5.7%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                464,675**
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 464,675**
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Does not includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 162,000 shares), by the husband of Mrs. Bodeen (56,700 shares), by her children individually (an aggregate of 79,900 shares), or by trusts created by her father, LeRoy A. Lindberg, deceased, for her mother, Selma K. Lindberg, her sister Susan L. Byrd, and Mrs. Bodeen herself (an aggregate of 485,360 shares held by such trusts), as to each of which Mrs. Bodeen disclaims beneficial ownership.

** Includes shares held by Mrs. Bodeen as custodian for her children (an aggregate of 162,000 shares).

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1984               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 4
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 3

*******************************************************************************
                             Begin Amendment No. 3
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  3)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 451,875
6     SHARED VOTING POWER:                                                     0
7     SOLE DISPOSITIVE POWER:                                            451,875
8     SHARED DISPOSITIVE POWER:                                                0
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 451,875 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.6%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G, Amendment No. 1 dated February 15, 1980, other than by reason of a 3-for-2 stock split in the form of a 50% share distribution effective May 11, 1981, and as indicated below:

Item 1(b)     Address of Issuer's Principal Executive Office:
                Suite 800 North
                8600 West Bryn Mawr
                Chicago, Illinois 60631

Item 4        Ownership (at December 31, 1981):

                   (a)  Amount Beneficially Owned:

                        454,575*

                   (b)  Percent of class:  8.6%

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                451,875
                        (ii)    shared power to vote or to direct the vote:
                                None
                        (iii) sole power to dispose or to direct the disposition of: 451,875
                        (iv)    shared power to dispose or to direct
                                disposition of:  None

* Does not include shares held by the husband or children of Mrs. Bodeen the Estate of LeRoy Lindberg as to which she disclaims beneficial ownership. Mrs. Bodeen is a beneficiary of the Estate.

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 26, 1982               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 3
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Amendment No. 1

*******************************************************************************
                             Begin Amendment No. 1
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  14)*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 301,250
6     SHARED VOTING POWER:                                                 1,800
7     SOLE DISPOSITIVE POWER:                                            301,250
8     SHARED DISPOSITIVE POWER:                                            1,800
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      303,050
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ( ) Does not Include 47,300 shares owned by the husband and certain children and grandchildren of Mrs. Bodeen as to which she disclaims beneficial ownership.
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.7%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

     There have been no changes in the information reported in the statement of the undersigned filed with the Securities and Exchange Commission under cover of
Schedule 13G dated 2-12-79 except (see below).

Transfer dated October 25, 1979:
Gift of 1,750 shares (250 shares to each of 7 persons:
four children, three grandchildren).

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1980               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen
*******************************************************************************
                              End Amendment No. 1
*******************************************************************************
  [TYPE]     SC 13G/A
  [DESCRIPTION]     Original Schedule 13G Filing

*******************************************************************************
                           Begin Original Schedule 13G
*******************************************************************************

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                               Lindberg Corporation
                                 (Name of Issuer)

                           Common Stock, $2.50 Par Value
                           (Title of Class of Securities)

                                   5351-71-10-2
                                  (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  3  Pages

SCHEDULE 13G
CUSIP NO. 5351-71-10-2
Page 2 of  3  Pages

1     NAME OF REPORTING PERSON:  Nancy L. Bodeen
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not applicable
           a ( )     b ( )
3     SEC USE ONLY
4     CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER:                                                 303,000
6     SHARED VOTING POWER:                                                 1,800
7     SOLE DISPOSITIVE POWER:                                            303,000
8     SHARED DISPOSITIVE POWER:                                            1,800
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 304,800 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (X)
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  8.3%
12    TYPE OF REPORTING PERSON:  IN

Page 3 of  3  Pages

Item 1(a)     Name of Issuer:
                Lindberg Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
                8501 West Higgins Road
                Chicago, Illinois 60631

Item 2(a)     Name of Person Filing
                Nancy L. Bodeen

Item 2(b)     Address of Principal Business Office or, if none, Residence:
                600 Valley Road
                Glencoe, Illinois 60022

Item 2(c)     Citizenship
                U.S.A.

Item 2(d)     Title of Class of Securities:
                Common Stock  $2.50 Par Value

Item 2(e)     CUSIP Number:
                5351 71-10-2

Item 3        Not Applicable

Item 4        Ownership.
      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                   (a)  Amount Beneficially Owned:

                        *304,800 shares, as reflected in 4(c)

                   (b)  Percent of class:  8.3%

* Does not include 46,800 shares owned by the husband and certain children of Mrs. Bodeen as to which she disclaims beneficial ownership.

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                303,000
                        (ii)    shared power to vote or to direct the vote:
                                1,800
                        (iii) sole power to dispose or to direct the disposition of: 303,000
                        (iv)    shared power to dispose or to direct
                                disposition of:  1,800

Item 5        Not Applicable

Item 6        Not Applicable

Item 7        Not Applicable

Item 8        Not Applicable

Item 9        Not Applicable

Item 10       Not Applicable


                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1979               /s/ Nancy L. Bodeen
                                       --------------------------------------
                                           Nancy L. Bodeen